ROBBINS & MYERS, INC.

LIMITED POWER OF ATTORNEY FOR SECTION 16
REPORTS


	The undersigned, in his capacity as a person required to file reports pursuant to Section 16 (a) of the Securities Exchange Act of
1934 (the
"Exchange Act"), hereby appoints Linn S. Harson,  Kevin J.
Brown,  Joseph
M. Rigot and each of them individually, as his true and lawful attorney-in-fact and agent, with full power of substitution, to execute in his name, place, and stead and to file with the Securities and Exchange
Commission any report which the undersigned is required to file under
Section 16 with respect to his beneficial ownership of securities of
Robbins & Myers, Inc., an Ohio corporation, or any amendment to any such report.

	IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 19th day of January, 2006.

/s/
Michael. J.
McAdams